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                           April 24, 2024

       Gerbrand van Heerden
       Chief Financial Officer
       Bunker Hill Mining Corp.
       82 Richmond Street East
       Toronto, Ontario
       Canada M5C 1P1

                                                        Re: Bunker Hill Mining
Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed April 15,
2024
                                                            File No. 333-278701

       Dear Gerbrand van Heerden:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Joseph P. Galda